Exhibit 99.1

Startek Appoints Aparup Sengupta as Executive Chairman and Global Chief Executive Officer

GREENWOOD VILLAGE, CO – January 15, 2020 - Startek, Inc. (NYSE:SRT), a global provider of customer experience management solutions, has appointed Aparup Sengupta as executive chairman and global chief executive officer, effective January 15, 2020. Sengupta will replace Lance Rosenzweig, who is stepping down from his role as president and global CEO to pursue other opportunities.

Sengupta brings more than two decades of executive experience in the BPO and telecommunications industry and has served as Startek’s chairman of the board of directors since the business combination with Aegis on July 20, 2018. Sengupta is an operating partner of Capital Square Partners (CSP), a Singapore-based private equity firm and majority shareholder of Startek.

Previously, Sengupta was the executive chairman of The Minacs Group, a global BPO company that was acquired by SYNNEX Corporation, a publicly-traded Fortune 500 company. Prior to that, he spent over eight years as global CEO and managing director for Aegis. During his tenure at Aegis between 2005 to 2012, he led the company’s transformation and grew annual revenue from $60 million to more than $850 million in less than seven years.

“Since the Startek and Aegis combination in 2018, our team has created an exceptional global platform to serve our clients with differentiated customer experience solutions,” said Aparup Sengupta, executive chairman and global CEO of Startek. “We have executed on multiple key initiatives, including the realization of cost synergies and diversifying our revenue and client base with a focus on high-growth verticals. These initiatives have led to record results in recent quarters, and we expect to report our strongest fourth quarter in company history in March as we complete our closing processes. I look forward to leading Startek into its next evolution as we continue to execute on our various initiatives in 2020.

“I would also like to thank Lance Rosenzweig for his service and dedication to Startek since the combination with Aegis. His leadership and strategic vision played an integral role in guiding our business through the global integration process and setting the stage for future success. We wish him the best in his future endeavors.”

Commenting on the transition, Rosenzweig stated: “It has been a pleasure serving as president and global CEO of Startek, and I am proud of what our team was able to accomplish in such a short period of time since combining with Aegis. I would like to thank all of our team members for their passion and dedication to our clients. Aparup’s deep experience in the BPO industry and intimate knowledge of our business will serve Startek well as he leads the company through its next chapter of growth and profitability.”

Sengupta holds a bachelor’s degree in Engineering from the Bengal Engineering and Science University, and has attended several management leadership programs at Xavier School of Management, Indian Institute of Management and University of Portsmouth.

About Startek

Startek is a leading global provider of technology-enabled business process outsourcing solutions. The company provides omni-channel customer experience management, back office and technology services to corporations around the world across a range of industries. The company has more than 45,000 outsourcing experts across 54 delivery campuses worldwide that are committed to delivering transformative customer experience for clients. Services include omni-channel customer care, customer acquisition, order processing, technical support, receivables management and analytics through automation, voice, chat, email, social media and IVR, resulting in superior business results for its clients. To learn more about Startek’s global solutions, please visit www.startek.com.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. As described below, such statements are subject to a number of risks and uncertainties that could cause Startek's actual results to differ materially from those expressed or implied by any such forward-looking statements. Readers are encouraged to review risk factors and all other disclosures appearing in the Company's Form 10-KT for the fiscal year ended December 31, 2018, as filed with the SEC on March 14, 2019, as well as other filings with the SEC, for further information on risks and uncertainties that could affect Startek's business, financial condition and results of operation. Copies of these filings are available from the Securities and Exchange Commission, the Company’s website or the Company’s investor relations department. Startek assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.

Investor Relations

Sean Mansouri, CFA or Cody Slach

Gateway Investor Relations

(949) 574-3860

investor@startek.com